Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES SALE OF COMMON STOCK
IN GAEA REAL ESTATE CORP.

New York, NY—November 22, 2019—Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust (“Great Ajax”), today announces the sale of shares of common stock in its subsidiary, Gaea Real Estate Corp, (“Gaea”). Gaea invests in small balance commercial, multi-family and mixed use real estate, mezzanine lending and triple net lease property opportunities. Gaea is expected to raise approximately $66.3 million from third party investors to continue to advance its investment strategy. Piper Jaffray & Co. served as Gaea’s sole placement agent in the offering. Great Ajax is expected to retain an approximately 23.2% ownership interest in Gaea with third party investors expected to own the remaining approximately 76.8%. Gaea currently holds 14 multi-family rental properties with net carrying value of $39.0 million, four single-tenant triple net lease properties with net carrying value of $3.0 million and seven mezzanine loans with an unpaid principal balance of $2.2 million.

About Great Ajax

Great Ajax is a Maryland corporation that is a real estate investment trust that focuses primarily on acquiring, investing in and managing re-performing loans, secured by single-family residences and commercial properties and, to a lesser extent, non-performing loans. Great Ajax also originates and acquires loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquires multi-family retail/residential and mixed use and commercial properties. Great Ajax is externally managed by Thetis Asset Management LLC. The mortgage loans and other real estate assets held by Great Ajax are serviced by Gregory Funding LLC, an affiliated entity. Great Ajax has elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the completion of the offering, receipt of offering proceeds and the risk factors and other matters set forth in the Great Ajax Annual Report on Form 10-K for the period ended December 31, 2018 filed with the Securities and Exchange Commission on March 6, 2019. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224